Exhibit 99.1

Contact:	Brian Turner Chief Financial Officer 425-943-8000

Media Contact:	Marci Maule Director of Public Relations 425-943-8277

COINSTAR ANNOUNCES THIRD QUARTER RESULTS OF $48.7 MILLION IN REVENUE

AND $0.32 EARNINGS PER SHARE

BELLEVUE, Wash.—October 30, 2003—Coinstar Inc. (Nasdaq: CSTR) today announced results for the three and nine month periods ended September 30, 2003.

Highlights for the third quarter of 2003 were as follows:

•	Quarterly revenue—$48.7 million
•	8.4% same store sales growth
•	EBITDA[1]—$18.0 million (see Appendix A)
•	Free cash flow[2]—$12.0 million (see Appendix A)
•	Total debt decreased by $9.0 million to $21.5 million

For the third quarter of 2003, Coinstar Inc. reported revenues of $48.7 million and net income of $6.9 million or $0.32 per fully diluted share. This compares to third quarter 2002 revenues of $42.9 million and net income of $8.8 million or $0.38 per fully diluted share. For the three months ended September 30, 2002, Coinstar Inc. had no income tax expense, whereas in the current three month period, Coinstar’s effective income tax rate was 37%. The majority of the income tax expense in the current quarter was for book purposes only as the Company paid no federal income taxes due to its net operating loss carryforwards. If Coinstar Inc. had recorded income taxes at 37% in 2002, the Company would have reported net income of $5.5 million or $0.24 per fully diluted share. This would have reflected a 33% increase in earnings per share for the third quarter 2003 had both third quarters been fully taxed.

For the nine months ended September 30, 2003, revenues were $129.8 million versus $114.0 million for the prior period. Net income for the nine months was $15.1 million versus $9.1 million a year ago, while fully diluted earnings were $0.69 versus $0.40 per share. Net income for the first nine months of 2002 included a $6.3 million charge relating to the early retirement of debt and there was no income tax expense recorded. If Coinstar Inc. had recorded income taxes at 37% in 2002, the Company would have reported net income of $5.7 million or $0.25 per fully diluted share for the first nine months. This would have reflected a 176% increase in earnings per share for the first nine months of 2003 had both years been fully taxed.

Dave Cole, chief executive officer of Coinstar Inc., stated, “Our coin business performed well during the quarter, evidenced by the increase in EBITDA. Performance was largely driven by increased consumer usage of existing Coinstar machines and new unit placements. As we refurbish the de-installed Safeway units, our singular focus is to quickly reinstall them in the field. And I’m pleased to report that Coinstar has already received commitments for approximately 60% of these units over the next twelve months.”

EBITDA increased 15.3% to $18.0 million for the quarter from $15.6 million in the prior year. As a percentage of revenues, EBITDA was 37.0% versus 36.4% in the third quarter a year ago. Tight expense controls and the benefits from economies of scale drove the improvement in both absolute dollars and margin.

Recent Events

During the quarter, Coinstar Inc. made additional progress with its continued expansion of two new products - prepaid wireless TOP-UP™ service and the Truth® prepaid MasterCard®. Retailer acceptance continues to be strong and the Company believes it is on target to sign up approximately 500 locations by December 31, 2003.

Coinstar Inc. also announced during the quarter that it has introduced a TOP-UP™ kiosk that offers prepaid services to consumers but does not count coins. The kiosk units are aimed at locations such as convenience stores, universities, shopping malls, and other high traffic locations.

“During the quarter we made significant strides in building our new products and services portfolio with the intention of expanding our markets and leveraging our capital investment and service infrastructure. This is important in diversifying our revenues and strengthening relations with retailers,” stated Rich Stillman, president of Coinstar Inc.

Share Repurchase

For the three months ended September 30, 2003, the Company repurchased 341,140 shares at an average price of $14.70 per share. The aggregate expenditure totaled $5.0 million.

Year to date, the Company has repurchased 813,914 shares for a total of $13.3 million, versus issuing 208,905 shares under employee stock plans. This has resulted in a net decrease of shares outstanding since the start of the year of 605,009 shares or 3% of our outstanding base.

Bank Agreement Renegotiated

In an effort to provide further flexibility, during the quarter Coinstar Inc. renegotiated its existing credit agreement. Under the terms of the revised agreement, there will be no restriction on share repurchase or capital expenditures provided debt levels remain under $40 million. If debt levels exceed $40 million, the Company is limited to an additional $25 million in share repurchases between now and first quarter 2005, and $45 million in capital expenditures in each 2004 and 2005.

2003 & 2004 Expectations

Based on the current outlook, the Company is providing guidance for the quarter ending December 31, 2003, as follows:

•	Revenues—$43.0 to $44.5 million
•	Fully diluted, fully taxed earnings per share—$0.15 to $0.19

Coinstar Inc. also provides the following guidance for the full year ending December 31, 2004:

•	Revenues—$178 to $188 million
•	Fully diluted, fully taxed earnings per share—$0.77 to $1.01

Conference Call

Coinstar Inc. announced that a conference call to discuss the third quarter will be broadcast live over the Internet today, Thursday, October 30, 2003, at 4:30 p.m. Eastern time. The Webcast will be hosted at the Invest section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. owns and operates the only multi-national network of supermarket-based machines that offer self-service coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

# # #

This press release contains forward-looking statements relating to Coinstar Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Coinstar’s financial performance for the fourth quarter and full year of 2003 and full year of 2004 as described under the subheading “2003 & 2004 Expectations” and retailer acceptance of new products as described under the subheading “Recent Events”. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, the ability to attract customers currently using Coinstar machines at Safeway markets to other locations, our ability to manage expenses and reduce costs to offset expected revenue loss from the discontinuance of the Safeway relationship, the successful deployment and operation of our coin processing network, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including prepaid services), including but not limited to the ability to attract customers and reach agreements with retail and other partners. These and other risks are more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. These forward-looking statements reflect Coinstar Inc.’s expectations as of October 30, 2003. Coinstar Inc. undertakes no duty or obligation to update the information provided herein.

Coinstar is a registered trademark of Coinstar Inc. TOP-UP is a trademark of Pukka Inc., Coinstar Inc.’s wholly-owned subsidiary. All other trademarks are the property of their respective owners.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that calculated in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

1) EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See the final page of this document for reconciliation of most comparable GAAP measurements to EBITDA.

2) We believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operations, the most directly comparable GAAP measure, as follows:

Quarter ended Sept. 30, 2003
Net cash provided by operations	$7,304
Changes in operating assets and liabilities	10,186
Cash paid for taxes	260
Capital expenditures	(5,724)

Free cash flow	$12,026

Coinstar, Inc.

Consolidated Statements of Operations1

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Revenue	$48,671	$42,941	$129,770	$114,024

Expenses:
Direct operating	20,384	18,141	56,236	49,778
Sales and marketing	3,051	2,711	6,389	6,034
Product research and development	1,566	1,170	4,383	3,748
Selling, general and administrative	5,658	5,284	17,978	16,630
Depreciation and amortization	6,802	6,409	19,862	19,382

Income from operations	11,210	9,226	24,922	18,452
Other income (expense):
Interest income	49	86	176	266
Interest expense	(300)	(535)	(994)	(3,253)
Early retirement of debt	—	—	—	(6,308)
Other	(11)	(19)	46	(49)

Income before income tax expense	10,948	8,758	24,150	9,108
Income tax expense	(4,014)	—	(9,025)	—

Net income	$6,934	$8,758	$15,125	$9,108

Net income (loss) per share:
Basic:	$0.32	$0.40	$0.70	$0.42
Diluted	$0.32	$0.38	$0.69	$0.40

Weighted shares outstanding:
Basic	21,389	21,944	21,565	21,760
Diluted	21,580	22,767	21,889	22,724

Consolidated capital expenditures	$5,724	$6,540	$17,262	$16,209

1These consolidated statements of operations are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Consolidated Balance Sheets1

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$36,536	$41,560
Cash due to retailers	54,405	61,283
Deferred income taxes	10,161	10,096
Prepaid expenses and other current assets	3,417	2,409

Total current assets	104,519	115,348

Property and equipment:
Coinstar units	170,604	156,182
Computers	9,334	8,882
Office furniture and equipment	1,353	1,291
Leased vehicles	4,150	4,314
Leasehold improvements	716	681

Total property and equipment	186,157	171,350
Accumulated depreciation and amortization	(126,384)	(110,807)

Total property and equipment, net	59,773	60,543
Deferred income taxes	30,964	39,719
Other assets, net	1,872	1,026

Total assets	$197,128	$216,636

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,728	$3,176
Accrued liabilities payable to retailers	54,405	61,283
Accrued liabilities	10,044	10,180
Current portion of long-term debt and capital lease obligations	16,991	14,916

Total current liabilities	83,168	89,555
Long-term debt and capital lease obligations	4,519	21,830

Total liabilities	87,687	111,385

Stockholders’ equity:
Common stock	189,753	187,473
Accumulated deficit	(60,228)	(75,353)
Treasury stock	(20,800)	(7,496)
Accumulated other comprehensive income	716	627

Total stockholders’ equity	109,441	105,251

Total liabilities and stockholders’ equity	$197,128	$216,636

1These consolidated balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002
Number of new Coinstar units installed, net	134	586	278	251
Installed base of Coinstar units at end of period	8,990	9,576	9,854	10,105
Designated marketing areas	132	142	143	145
Average age of network for the period (months)	33.5	34.7	36.0	37.5
Average units installed	8,917	9,314	9,669	9,938
Dollar value of coins processed	$396,200	$402,864	$374,377	$428,689

Revenue	$35,176	$35,731	$33,165	$37,918
Annualized revenue per average installed unit	15,780	15,346	13,720	15,261

Direct operating expense	15,667	15,729	15,189	16,448
Sales and marketing	3,176	3,141	534	2,789
Product research and development	1,108	1,068	1,234	1,344
Selling, general and administrative	5,400	5,931	5,774	5,572
Depreciation and amortization	6,394	6,709	6,610	6,363
Interest and other expense, net	1,862	1,961	1,638	930
Early retirement of debt	—	—	2,472	3,836

Income (loss) from continuing operations before income taxes	$1,569	$1,192	$(286)	$636
Income (loss) per share from continuing operations before income taxes:
Basic	$0.07	$0.05	$(0.01)	$0.03
Diluted	$0.07	$0.05	$(0.01)	$0.03

Quarterly cash flow information:
Net cash provided by operating activities	$12,514	$13,318	$5,726	$16,842
Net cash used by investing activities	(5,550)	(5,189)	(4,435)	(5,104)
Net cash provided (used) by financing activities	1,349	2,996	(9,487)	(9,133)
Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities	$12,514	$13,318	$5,726	$16,842
Changes in operating assets and liabilities	(4,235)	(4,798)	3,706	(5,728)
Effect from discontinued operations	(139)	(567)	—	—
Other non-cash items	(177)	(52)	(636)	(279)
Net interest expense	1,863	1,896	1,608	930
Cash paid for taxes	—	—	—	—

EBITDA[1]	$9,826	$9,797	$10,404	$11,765

EBITDA margin (%)[2]	27.9%	27.4%	31.4%	31.0%

1For discussion and use of these measures, see above under “Non GAAP Measures” or refer to Coinstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.

2EBITDA margin represents EBITDA as a percentage of Revenue.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003
Number of new Coinstar units installed, net	267	334	138	209	77
Installed base of Coinstar units at end of period	10,372	10,706	10,844	11,053	11,130
Designated marketing areas	146	150	153	156	159
Average age of network for the period (months)	39.0	40.6	42.6	44.3	46.3
Average units installed	10,244	10,551	10,782	10,976	11,099
Dollar value of coins processed	$486,259	$472,155	$430,775	$488,885	$552,652

Revenue	$42,941	$41,651	$37,997	$43,102	$48,671
Annualized revenue per average installed unit	16,768	15,791	14,095	15,708	17,534

Direct operating expense	18,141	18,010	17,284	18,568	20,384
Sales and marketing	2,711	3,239	704	2,634	3,051
Product research and development	1,170	1,249	1,293	1,524	1,566
Selling, general and administrative	5,284	5,510	5,833	6,487	5,658
Depreciation and amortization	6,409	6,428	6,380	6,680	6,802
Interest and other expense, net	468	365	226	284	262
Early retirement of debt	—	—	—	—	—

Income (loss) from continuing operations before income taxes	$8,758	$6,850	$6,277	$6,925	$10,948
Income (loss) per share from continuing operations before income taxes:
Basic	$0.40	$0.31	$0.29	$0.32	$0.51
Diluted	$0.38	$0.30	$0.28	$0.32	$0.51

Quarterly cash flow information:
Net cash provided by operating activities	$10,775	$17,334	$1,467	$24,334	$7,304
Net cash used by investing activities	(6,485)	(6,088)	(7,540)	(5,009)	(5,770)
Net cash provided (used) by financing activities	(4,179)	(9,145)	(5,420)	(8,411)	(13,176)
Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities	$10,775	$17,334	$1,467	$24,334	$7,304
Changes in operating assets and liabilities	4,434	(4,094)	11,097	(11,224)	10,186
Effect from discontinued operations	—	—	—	—	—
Other non-cash items	(42)	38	93	(28)	—
Net interest expense	449	363	287	280	251
Cash paid for taxes	—	—	—	523	260

EBITDA[1]	$15,616	$13,641	$12,944	$13,885	$18,001

EBITDA margin (%)[2]	36.4%	32.8%	34.1%	32.2%	37.0%

1For discussion and use of these measures, see above under “Non GAAP Measures” or refer to Coinstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.

2EBITDA margin represents EBITDA as a percentage of Revenue.